Exhibit 10.3

FIRST AMENDMENT

TO

AGREEMENT

This First Amendment to Agreement (this “Amendment”), is made as of May 10, 2019, by and between MOBIQUITY TECHNOLOGIES, INC., a New York corporation (“Mobiquity”), and GOPHER PROTOCOL INC., a Nevada corporation (“Gopher”). Mobiquity and Gopher are parties to an Agreement, dated as of August 29, 2018 (the “Agreement”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, pursuant to the terms of the Agreement, Mobiquity issued to Gopher 1,000 shares of Mobiquity’s AAAA Preferred Stock (the “Preferred Stock”), which such Preferred Stock is convertible into an aggregate of up to 100,000,000 shares of Mobiquity Common Stock, and warrants to purchase up to 150,000,000 shares of Mobiquity Common Stock (the “Warrants”); and

WHEREAS, prior to the date hereof, Gopher converted 200 shares of the Preferred Stock into 20,000,000 shares of Mobiquity Common Stock and 30,000,000 Warrants, which such Warrants were immediately exercised; and

WHEREAS, as of the date hereof, Gopher is the beneficial owner of 800 shares of Preferred Stock which are convertible into 80,000,000 shares of Mobiquity Common Stock and warrants to purchase up to 120,000,000 shares of Mobiquity Common Stock (the “Remaining Warrants”); and

WHEREAS, the parties would like to amend the Agreement in accordance to the terms set forth in this Amendment in order to provide that the Remaining Warrants which are issuable upon exercise of the Preferred Stock may be exercised on a “cashless basis”.

NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties to this Amendment hereby agree as follows:

AMENDMENT

1.	The Agreement is hereby amended to provide that, in addition to the Remaining Warrants being exercisable at a price of $0.12 per share, Gopher may, in its sole discretion, exercise all or any part of the Remaining Warrants by means of a “cashless exercise” in which Gopher shall be entitled to receive the number of shares of Mobiquity Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the average VWAP (as defined below) for 30 consecutive Trading Days prior to the date on which the Remaining Warrants are exercised;

(B) = $0.12; and

(X) = the number of shares of Mobiquity Stock that would be issuable upon exercise of the Remaining Warrants in accordance with their terms if such exercise were by means of a cash exercise rather than a cashless exercise.

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2.	In addition to other terms defined in the Agreement, the following terms have the meanings specified or referred to herein:

“Trading Day” means a day on which the Mobiquity Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Mobiquity Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Mobiquity Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Mobiquity Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Mobiquity Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Mobiquity Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Mobiquity Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Mobiquity Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Mobiquity Common Stock so reported, or (d) in all other cases, the fair market value of a share of Mobiquity Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Remaining Warrants then outstanding and reasonably acceptable to Mobiquity, the fees and expenses of which shall be paid by Mobiquity.

3.	Except as modified herein, the provisions of the Agreement shall remain unchanged and in full force and effect.
4.	This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one (1) instrument.

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IN WITNESS WHEREOF, the foregoing Amendment is hereby executed as of the date first written above.

GOPHER PROTOCOL, INC.
By: /s/Mansour Khatib Name: Mansour Khatib Title: Chief Marketing Officer

MOBIQUITY TECHNOLOGIES, INC.
By: /s/ Dean Julia Name: Dean Julia Title: Chief Executive Officer

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